                                                                     EXHIBIT 2.4

                                    GUARANTY

     THIS GUARANTY (as may be amended, this "GUARANTY") is executed as of May 24, 1996, by the undersigned ("GUARANTOR") for the benefit of REUNION INDUSTRIES, INC., a Delaware corporation ("REUNION"),

                                    RECITALS

     A. TRI-UNION DEVELOPMENT CORPORATION, a Texas corporation ("BORROWER"), in its capacity as assignee of Guarantor's rights as purchaser under that certain Stock Purchase Agreement, dated as of April 2, 1996, between Guarantor or its wholly-owned subsidiary and Reunion ("STOCK PURCHASE AGREEMENT"), is purchasing from Reunion all of the issued and outstanding capital stock of Reunion Energy Company, a Delaware corporation ("REC").

     B. Contemporaneously with the execution and delivery of this Guaranty, Borrower is executing and delivering to Reunion a Subordinated Promissory Note due 1996 of even date herewith, made payable to Reunion in the original principal amount of $2,200,000 (as renewed, amended, modified, extended, refinanced, or otherwise supplemented from time to time, the "NOTE") which represents a portion of the purchase price under the Stock Purchase Agreement.

     C. Contemporaneously with the execution and delivery of this Guaranty, Guarantor also is executing and delivering to Reunion a Pledge Agreement of even date herewith covering the outstanding capital stock of Borrower, and certain other documents related to the credit extended under the terms of the Note (such documents, the Note, this Guaranty and such Pledge Agreement collectively, the "LOAN PAPERS").

     D. Contemporaneously with the execution and delivery of this Guaranty, REC is merging with and into Borrower, with Borrower surviving such merger (the "MERGER"), and Reunion Operating Company, a Delaware corporation ("ROC") and wholly-owned subsidiary of REC, is becoming a wholly-owned subsidiary of Borrower.

     E    Borrower is a direct wholly-owned Subsidiary of Guarantor.

     F. Guarantor will benefit from Borrower's execution of the Note because the Note is part of the purchase price under the Purchase Agreement for, and facilitates the acquisition of, all of REC's outstanding capital stock, which acquisition is beneficial to Guarantor's business operations.

     G. It is expressly understood among Borrower, Guarantor and Reunion that the execution and delivery of this Guaranty is a condition precedent to Reunion's obligations to extend credit under the Note.

     H. In Guarantor's judgment, the value of the consideration received and to be received by it under the Loan Papers is reasonably worth at least as much as its liability and obligations under this Guaranty, and such liability and obligations may reasonably be expected to benefit Guarantor directly or indirectly.

     NOW, THEREFORE, in consideration of the premises and other valuable consideration, the receipt and adequacy of which are acknowledged, Guarantor guarantees to Reunion the prompt payment of the Guaranteed Debt (defined below) at maturity (by acceleration or otherwise) and at all times after maturity, as follows:

     1.   Definitions.  UNLESS OTHERWISE DEFINED IN THIS GUARANTY, ANY
          -----------
CAPITALIZED TERM USED IN THIS GUARANTY SHALL HAVE THE MEANING GIVEN THAT TERM IN THE NOTE. The following terms shall have the following meanings as used in this
Guaranty:

     1.1 "BORROWER" shall include, without limitation, Borrower, Borrower as a debtor-in-possession, and any receiver, trustee, liquidator, conservator, custodian, or similar party appointed for Borrower or for all or substantially all of Borrower's assets pursuant to any liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar Debtor Relief Law in effect from time to time and affecting the rights of creditors generally.

     1.2 "BORROWER SUBORDINATED DEBT" means any obligation of the Borrower to Guarantor whether (a) it exists now or arises in the future, is direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, (b) is due or to become due to Guarantor, (c) is held by or is to be held by Guarantor, (d) created directly or acquired by assignment or otherwise, or (e) evidenced by a writing.

     1.3 "COMERICA CREDIT AGREEMENT" means the letter loan agreement dated as of July 7, 1995, among Tribo Petroleum Corporation, as borrower, and Comerica Bank-Texas, as the lender, (as the same may be renewed, amended, modified, extended, refinanced, or otherwise supplemented from time to time), pursuant to which such lender may extend credit to the Company of up to $1,500,000.

     1.4 "COMERICA INDEBTEDNESS" means any Indebtedness of the Company under the Comerica Credit Agreement.

     1.5 "CREDIT AGREEMENT" means the Credit Agreement dated as of May 24, 1996, among Borrower and Bank One, Texas, N.A., a national banking association, as the lender, (as the same may be renewed, amended, modified, extended, refinanced, or otherwise supplemented from time to time).

     1.6 "DEBTOR RELIEF LAW" means Title 11 of the United States Code and all other applicable liquidation, conservatorship, bankruptcy, fraudulent transfer, moratorium, rearrangement, receivership, insolvency, reorganization, suspension or payments, or similar laws in effect from time to time affecting the rights of creditor generally.

     1.7  "DEFAULT" means a "DEFAULT" under and as defined in the Note.

          1.8 "DISTRIBUTION" for any Person means, with respect to any share of any capital stock, other equity securities or equivalent interests, or any partnership interest issued by that Person, (a) the retirement, redemption, purchase, withdrawal, or other acquisition for value of such interests (including the purchase of warrants, rights, or other options to acquire such interests), (b) the declaration or payment of any dividend or distribution on or with respect to such interests, (c) any loan or advance by that Person to, or other investment by that Person in, the holder of any of such interests, and (d) any other payment by that Person with respect to such interests.

     1.9 "FINANCIAL STATEMENTS" means a compiled consolidated balance sheet of the Guarantor as of December 31, 1995, and related statements of income or loss and changes in stockholder's equity for the fiscal year then ended, and a consolidated balance sheet of the Guarantor as of March 31, 1996, and related statements of income or loss and changes in stockholder's equity for the three-month period then ended.

     1.10 "GUARANTEED DEBT" means the Indebtedness represented by, and all obligations in respect of, the Note and the Pledge Agreement, and any and all reasonable costs and fees incurred, and out-of-pocket expenses paid by Reunion to enforce Borrower's, Guarantor's or any other obligor's payment and other obligations under the Note and the Pledge Agreement. Guarantor agrees that GUARANTEED DEBT includes, without limitation, amounts that would become due but for the operation of any applicable provision of Title 11 of the United States Code (including, without limitation, 11 U.S.C. (S)(S) 502 and 506), together with all accrued and unpaid interest (including, without limitation, all post-petition interest if Borrower or any Subsidiary voluntarily files a bankruptcy case, or is the subject of an involuntarily filed bankruptcy case, under Title 11 of the United States Code).

     1.11 "INDEBTEDNESS" means with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture, letter of credit, guarantee or similar instrument, (c) all obligations of such Person under any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with generally accepted accounting principles to be capitalized on a balance sheet of the lessee, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person (other than endorsements in the ordinary course of business), and (e) all liabilities of the type referred to in clauses (a) through (d) above that are secured by any lien, charge, security interest or encumbrance on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

     1.12 "PERSON" means any individual, entity, or association.

     1.13 "PLEDGE AGREEMENT" means the Pledge Agreement of even date herewith being made by Guarantor contemporaneously herewith in Reunion's favor pursuant to which Guarantor is pledging to Reunion the Borrower's capital stock to secure payment and performance of Borrower's obligations under the Note and Guarantor's obligations under this Guaranty.

     1.14 "PROXY" means that certain irrevocable proxy granted by the Borrower to Reunion in respect of Borrower's voting securities pursuant to Section 11 of the Pledge Agreement.

     1.15 "SENIOR INDEBTEDNESS" means any Indebtedness of the Borrower under the Credit Agreement.

     1.16 "SUBSIDIARY" of any Person means any entity of which at least 50% (in number of votes) of the stock (or equivalent interest) is owned of record or beneficially, directly or indirectly, by that Person. The term "Subsidiary" excludes Atasca Properties, Ltd., a Texas limited partnership.

     2.   Guaranty.  This is an absolute, irrevocable, continuing and general
          --------
guaranty of payment of the Guaranteed Debt. This Guaranty will remain in effect until the Guaranteed Debt is paid in full in cash. Any permitted holder or assignee of the Guaranteed Debt may enforce this Guaranty. Guarantor may not rescind or revoke its obligations to Reunion with respect to the Guaranteed Debt.

     3.   Consideration.  Guarantor represents and warrants that the value of
          -------------
the consideration received and to be received by it is reasonably worth at least as much as its liability under this Guaranty, and such liability may reasonably be expected to benefit Guarantor directly or indirectly.

     4.   Limitation; Fraudulent Conveyance.  It is the intention of Guarantor
          ---------------------------------
and Reunion that the amount of the Guaranteed Debt not exceed the maximum amount permitted by fraudulent conveyance, fraudulent transfer or similar laws applicable to Guarantor. Accordingly, and notwithstanding anything to the contrary in this Guaranty, any Loan Paper, or any other agreement or instrument executed in connection with the payment of any of the Guaranteed Debt, if, after giving effect to this Guaranty and applicable laws, the obligations of Guarantor under this Guaranty would otherwise by set aside, terminated, annulled or avoided for such reason by a court of competent jurisdiction in a proceeding actually pending before such court, the amount of the Guaranteed Debt shall be limited to the maximum amount permitted by applicable laws which would not, (a) render Guarantor insolvent, (b) result in the fair saleable value of the Guarantor's assets being less than the amount required to pay its debts and other liabilities (including contingent liabilities) as they mature, or (c) leave Guarantor with unreasonably small capital to carry out its business as conducted prior to the execution of this Guaranty and as proposed to be conducted, including its capital needs.

     5.   Waiver.  Guarantor waives all defenses to the enforcement of this
          ------
Guaranty (and rights which may be asserted as defenses to the enforcement of this Guaranty) including, but not limited to, (a) any right to require Reunion to do any of the following before Guarantor is obligated to pay the Guaranteed Debt or before Reunion may proceed against Guarantor, (i) sue or exhaust remedies against Borrower and other guarantors or obligors, (ii) sue on an accrued right of action in respect of any of the Guaranteed Debt or bring any other action, exercise any other right, or exhaust all other remedies, or (iii) enforce rights against Borrower's assets or the collateral pledged by Borrower or Guarantor to secure the Guaranteed Debt, (b) notice that this Guaranty has been accepted by Reunion, (c) any right of Guarantor to receive notice from Reunion of changes which affect the creditworthiness of Borrower, and (d) presentation, presentment, demand for payment, protest, notice of protest, notice of dishonor or nonpayment of any Indebtedness, notice of intent to accelerate, notice of acceleration, notice of any suit or other action by Reunion against Borrower, Guarantor or any other Person and any notice to any party liable for the obligation which is the subject of the suit or action.

     Guarantor waives each of the foregoing rights or defenses regardless whether they arise under (1) Section 34.01 et seq. of the Texas Business and Commerce Code, as amended, (2) Section 17.001 of the Texas Civil Practice and Remedies Code, as amended, (3) Rule 31 of the Texas Rules of Civil Procedure, as amended, or (4) common law, in equity, under contract, by statute, or otherwise.

     6.   Default by Borrower.  Subject to Section 6 of the Note, upon the
          -------------------
occurrence of a Default, Reunion may, at its option, declare immediately due and payable the unpaid balance (plus accrued and unpaid interest) of the Guaranteed Debt and Guarantor shall, on demand, pay to Reunion the amount of the Guaranteed Debt then due and payable.

     7.   Subordination.  All Borrower Subordinated Debt shall be expressly
          -------------
subordinated in right of payment and enforcement of remedies to the final payment in full of the Guaranteed Debt. Guarantor agrees not to receive or accept any payment from Borrower with respect to the Borrower Subordinated Debt at anytime a Default has occurred and is continuing; and, in the event Guarantor receives any payment in trust for Reunion and promptly turn it over to Reunion, in the form received (with any necessary endorsements), to be applied to the Guaranteed Debt.

     8.   No Release.  Guarantor agrees that its obligations under this Guaranty
          ----------
shall not be released, diminished, impaired, reduced or affected by the occurrence of any one or more of the following events: (a) Reunion's taking or accepting any other security or guaranty for any or all of the Guaranteed Debt;
(b) any release, surrender, exchange, subordination or loss of any security in connection with any or all of the Guaranteed Debt; (c) any full or partial release of the liability of any other obligor of the Guaranteed Debt; (d) the Borrower becomes insolvent, is subject to any Debtor Relief Law, or lacks corporate authority to execute or perform obligations under the Loan Papers; (e) any extension or rearrangement of the maturity, pricing or payment of any or all of the Guaranteed Debt, or any adjustment, indulgence, forbearance, or compromise granted or given by Reunion to Borrower, Guarantor, or any other obligor of the Guaranteed Debt; (f) any neglect, delay, omission, failure or refusal of Reunion to take or prosecute any action to collect all or any part of the Guaranteed Debt, to foreclose liens on collateral securing the Guaranteed Debt, or take or prosecute any action in connection with any Loan Paper; (g) any failure of Reunion to notify Guarantor of (1) any renewal, extension, or assignment of all or any part of the Guaranteed Debt, (2) the release of any liens on collateral securing the Guaranteed Debt, (3) any other action Reunion has taken or refrained from taking against Borrower, or (4) any new agreement between Reunion and Borrower, it being understood that Reunion is not required to give Guarantor any notice of any circumstances with respect to or in connection with the Guaranteed Debt; (h) all or part of the Guaranteed Debt is or becomes unenforceable against Borrower because it exceeds the amount permitted by applicable law; (i) the act of creating the Guaranteed Debt (or any part of the Guaranteed
Debt) is ultra vires or Borrower's representatives exceeded their authority or violated their fiduciary duties when they created the Guaranteed Debt; (j) any governmental authority (1) determines that any payment of the Guaranteed Debt to Reunion constitutes a preference under any Debtor Relief Law or (2) requires Reunion to refund the payment or transfer the amount of the payment to another person (and in each such instance this Guaranty shall be reinstated in an amount equal to the amount of the refunded or transferred payment); or (k) any discharge, release, or other forgiveness of Borrower's personal liability for the payment of the Guaranteed Debt.

     9.   Cumulative Rights; Liability for Other Indebtedness of Borrower.  The
          ---------------------------------------------------------------
rights of Reunion under this Guaranty are cumulative with any other rights that Reunion may have against Guarantor. The exercise by Reunion of any right or remedy under this Guaranty, the Loan Papers, or at law or in equity, will not preclude the concurrent or subsequent exercise of any other right or remedy. If Guarantor becomes liable for any other Indebtedness owing by Borrower to Reunion, that liability will not be impaired or affected by this Guaranty.

     10.  Reliance and Duty to Remain Informed.  Guarantor confirms that it has
          ------------------------------------
executed and delivered this Guaranty after reviewing the Loan Papers and such other information as it has deemed appropriate in order to make its own credit analysis and decision to execute and deliver this Guaranty. Because Borrower is a wholly-owned subsidiary of Guarantor, Guarantor is intimately familiar with Borrower's operations and financial condition. Guarantor has made its own independent investigation with respect to Borrower's creditworthiness and in executing and delivering this Guaranty, Guarantor is not relying on any representations or warranty by Reunion as to such creditworthiness. Guarantor expressly assumes the responsibility to remain informed of the financial condition of Borrower and any circumstances affecting (a) Borrower's ability to perform under the Loan Papers to which Borrower is a party or (b) any collateral securing all or any part of the Guaranteed Debt.

     11.  Representations and Warranties.  Guarantor represents and warrants to
          ------------------------------
Reunion as follows:

     (a) Organization.  Each of the Guarantor and its Subsidiaries is a
         ------------
corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has full requisite power and authority to carry on its business as it is now being conducted and to own and operate the properties now owned and operated by it, and is duly qualified or licensed to do business and is in good standing and authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it make such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the business or financial condition of the Guarantor and its Subsidiaries, taken as a whole. The Guarantor's authorized capital stock consists of 1,000 shares of common stock, of which 1,000 shares are issued, outstanding and owned by Richard Bowman. All such shares are free and clear of any liens, restrictions, claims or rights of any other Person and are not subject to any voting or similar agreement, warrant, option or other acquisition right of any Person or subject to any transfer restriction except for restriction's imposed by securities laws.

     (b) Authorization, Compliance and No Default.  The execution and delivery
         ----------------------------------------
of the Guarantor of this Guaranty and the performance by it of its obligations hereunder (i) are within its corporate power, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental authority applicable to it or its Subsidiaries, or the consent or approval of any Person which has not been obtained and delivered to Reunion, (iv) do not violate any provision of the articles or certificate of incorporation, or bylaws of the Guarantor or any of its Subsidiaries, (v) do not violate any material provision of law applicable to the Guarantor or any of its Subsidiaries, (vi) do not violate any material agreements to which any of the Guarantor or its Subsidiaries is a party including, without limitation, the Senior Indebtedness (and no material default exists on the part of the Guarantor or any of its Subsidiaries under any agreement to which it is a party), and
(vii) will not result in the creation or imposition of any lien on any asset of the Guarantor or any of its Subsidiaries, except pursuant to the Pledge Agreement and except for such liens the foreclosure or enforcement of which, either individually or in the aggregate, would not have a material adverse effect upon the financial condition, operations, assets or business of Borrower and ROC, taken as a whole, or the Guarantor and its Subsidiaries, including Borrower and ROC, taken as a whole.

     (c) Enforceability.  This Guaranty constitutes a valid and legally binding
         --------------
obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief, or similar laws affecting the rights of creditors generally.

     (d) Litigation.  Except as disclosed to Reunion in writing prior to the
         ----------
date of this Guaranty or in the schedules to the Purchase Agreement, neither the Guarantor nor its Subsidiaries are subject to, or are aware of the threat of, any litigation, investigation, or proceedings involving them.

     (e) Subsidiaries.  All of the issued and outstanding shares of capital
         ------------
stock (or similar voting interests) of Borrower and ROC are duly authorized, validly issued, fully paid and non-assessable, and owned beneficially and of record by Guarantor and Borrower, respectively, free and clear of any liens, restrictions, claims or rights of any other Person, and not subject to any voting or similar agreement, warrant, option or other acquisition right of any Person or subject to any transfer restriction except for restrictions imposed by the Loan Papers or by securities laws. The Merger has been consummated and Borrower's only Subsidiary is ROC.

     (f) Ownership of Assets, Liens.  Each of Borrower and ROC has Marketable
         --------------------------
Title (as defined in the Purchase Agreement) to its Properties (as defined in the Purchase Agreement). Each of the Guarantor and its Subsidiaries other than Borrower and ROC has (i) good and indefeasible title to its real property, (ii) a vested leasehold interest in all of its leaseholds, and (iii) good title to personal property which is material to the operation of its business. No lien exists on any property of the Guarantor or its Subsidiaries, except (i) as to Borrower, liens which secure the Senior Indebtedness, (ii) as to Guarantor and its Subsidiaries other than Borrower and ROC, liens which secure the Comerica Indebtedness, (iii) inchoate liens which arise in the ordinary course of business, (iv) Permitted Encumbrances (as defined in the Purchase Agreement) as to the Properties (as defined in the Purchase Agreement) of Borrower and ROC, or (iv) liens the foreclosure or enforcement of which, either individually or in the aggregate, would not have a material adverse effect upon the financial condition, operations, assets or business of Borrower and ROC, taken as a whole, or the Guarantor or its Subsidiaries, including Borrower and ROC, taken as a whole.

     (g) Debt.  Neither the Guarantor nor its Subsidiaries are obligors on any
         ----
Indebtedness other than (i) as to Borrower, the Senior Indebtedness, (ii) as to Guarantor and its Subsidiaries other than Borrower and ROC, the Comerica Indebtedness and Indebtedness in the Financial Statements, and (iii) as to Guarantor, the Guaranteed Debt.

     (h) Insurance.  The Guarantor and its Subsidiaries have in effect insurance
         ---------
coverage with reputable insurers, which in respect of amounts, types and risks insured, is that which is usual and customary in the oil and gas industry for prudent owners and operators of properties similar to the properties owned by the Guarantor and its Subsidiaries.

     (i) Financial Statements.  True, complete and correct copies of the
         --------------------
Financial Statements are attached hereto as EXHIBIT A. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently followed by the Guarantor throughout the periods indicated and fairly present the consolidated financial position and results of operations of the Guarantor as of the respective dates and for the respective periods indicated.

     12.  Covenants.  Until the Guaranteed Debt is paid in full in cash, the
          ---------
Guarantor unconditionally covenants, agrees and represents as follows:

     (a) Payment.  The Guarantor shall pay the amounts due under the terms of
         -------
this Guaranty on the date such amounts are due.

     (b) Indebtedness Limitation.  The Guarantor shall not (and shall not allow
         -----------------------
or cause its Subsidiaries other than Borrower to) incur Indebtedness other than the Comerica Indebtedness and the Guaranteed Debt. The Guarantor shall not allow or cause Borrower to incur Indebtedness other than (i) the Senior Indebtedness in the amount borrowed under the Credit Agreement, as in effect on the date hereof, to purchase REC's capital stock, and (ii) the Subordinated Obligations (as defined in the Note).

     (c) Distributions.  The Guarantor shall not, and shall not allow or cause
         -------------
Borrower or ROC to (i) make any Distributions, except that ROC may make Distributions to Borrower, or (ii) extend credit to any Person except in the ordinary course of business.

          (d) Items to be Furnished.  The Guarantor shall cause copies of all
              ---------------------
notices and information, including financial information, delivered by the Guarantor or its Subsidiaries to, and received by any of them from, the holder of the Senior Indebtedness or the Comerica Indebtedness to be promptly delivered to Reunion. Within 20 days after the end of each calendar quarter during the period before this Guaranty is paid in full, the Guarantor shall deliver to Reunion a consolidated balance sheet of the Guarantor as of the last day of the immediately preceding quarter, and related statements of income or loss and changes in stockholder's equity for the three-month period then ended. All financial statements delivered to Reunion pursuant to this subsection (d) shall be prepared in accordance with generally accepted accounting principles consistently followed by the Guarantor throughout the periods indicated and fairly present the consolidated financial position and results of operations of the Guarantor as of the respective dates and for the respective periods indicated.

     (e) Maintenance of Existence, Assets, and Business.  The Guarantor shall,
         ----------------------------------------------
and shall cause its Subsidiaries to, (1) maintain their respective corporate existence in their respective state of organization and their respective authority to transact business in all other jurisdictions where its is required by the nature and extent of their respective businesses and properties, (2) maintain all licenses, permits, and franchises necessary for their respective businesses, (3) keep all of their assets that are necessary to their respective businesses in good operating condition (normal wear and tear excepted), and (4) operate their respective businesses in the manner operated to date.

     (f) Insurance.  The Guarantor shall, at its cost and expense, maintain
         ---------
insurance covering the Guarantor and its Subsidiaries with responsible insurance companies in such amounts and against such risks as is usual and customary in the oil and gas industry for prudent owners and operators of properties similar to the properties owned by the Guarantor and its Subsidiaries. The Guarantor's insurance must provide for at least 30 days' prior notice to Reunion of any cancellation thereof. Satisfactory evidence of such insurance must be supplied to Reunion 10 days prior to each policy renewal.

     (g) Further Assurances.  The Guarantor shall, and shall cause its
         ------------------
Subsidiaries to, take such action as Reunion may reasonably request to carry out more effectively the terms of this Guaranty, the Note and the Loan Papers (including the Proxy), including executing, acknowledging, delivering, and recording or filing additional instruments or documents.

     (h) Expenses.  The Guarantor shall promptly pay upon demand all reasonable
         --------
costs and fees incurred, and out-of-pocket expenses paid by Reunion (including, without limitation, the out-of-pocket expenses and reasonable fees of Reunion's counsel) in connection with (1) any amendment, waiver, or consent in respect of this Guaranty or the Pledge Agreement, or (2) the enforcement of the obligations of the Guarantor arising under this Guaranty or the Pledge Agreement or the exercise of any rights arising under this Guaranty or the Pledge Agreement, including, without limitation, any workout or restructure and any action taken in connection with any Debtor Relief Laws, and in the case of (1) and (2), all of which shall be a part of the Guaranteed Debt and shall accrue interest, if not paid upon demand, at the Default Rate (as defined in the Note) until repaid.

     (i) Liens.  The Guarantor shall not (and shall not cause or allow its
         -----
Subsidiaries to) create, incur, or suffer to exist any lien upon any of its assets, except (1) as to Borrower, liens which secure the Senior Indebtedness,
(2) as to Guarantor and its Subsidiaries other than Borrower or ROC, liens which secure the Comerica Indebtedness, (3) inchoate liens which arise in the ordinary course of business, (4) as to the Properties (as defined in the Purchase Agreement) of Borrower and ROC, Permitted Encumbrances (as defined in the Purchase Agreement), or (5) liens the foreclosure or enforcement of which, either individually or in the aggregate, would not have a material adverse effect upon the financial condition, operations, assets or business of Borrower and ROC, taken as a whole, or the Guarantor and its Subsidiaries, including Borrower and ROC, taken as a whole.

     (j) Compliance with Laws and Documents.  The Guarantor shall not (and shall
         ----------------------------------
not cause or allow its Subsidiaries to) violate the provisions of any laws applicable to it, any agreement to which it is a party, to the extent that such violations individually or collectively would have a material adverse effect upon the financial condition, operations, assets or business of Borrower and ROC, taken as a whole, or the Guarantor and its Subsidiaries, including Borrower and ROC, taken as a whole.

     (k) Mergers and Dissolutions.  The Guarantor shall not (and shall not cause
         ------------------------
or allow its Subsidiaries to) merge or consolidate with any other Person or dispose of all or substantially all of its assets, liquidate, wind up, or dissolve (or suffer any such asset disposition, liquidation, winding up, or dissolution) except that a Subsidiary of the Guarantor may merge or consolidate with another Subsidiary of the Guarantor, and the Guarantor may merge or consolidate with one or more of its Subsidiaries if the Guarantor is the surviving corporation; provided, however, that neither Borrower nor ROC shall merge with or into any other Person. In the case of each merger or consolidation permitted under this subsection, the Guarantor shall give Reunion advance written notice of such merger or consolidation.

     (l) Disposition of Assets.  The Guarantor shall not cause or allow Borrower
         ---------------------
or ROC to sell, assign, lease, transfer, or otherwise dispose of any of its assets, other than (1) sales in the ordinary course of business, (2) the sale, discount, or transfer of delinquent accounts receivable in the ordinary course of business for purposes of collection, (3) occasional sales of immaterial assets for consideration not less than fair market value, (4) dispositions of assets that are obsolete or have negligible fair market value, (5) sales of equipment for a fair and adequate consideration (but if replacement equipment is necessary for the proper operation of the business, the sold equipment must be promptly replaced), and (6) sales in one or more transactions of any assets which individually or in the aggregate do not have a fair market value of more than 10% of the Purchase Price, as defined in, and adjusted pursuant to, the Purchase Agreement. This subsection (1) shall also apply to prohibited asset dispositions by the Guarantor and its Subsidiaries other than Borrower and ROC to the extent that such dispositions, individually or in the aggregate, would violate Section 12(k) or have a material adverse effect upon the financial condition, operations, assets, or business of Borrower and ROC, taken as a whole, or the Guarantor and its Subsidiaries, including Borrower and ROC, taken as a whole. In addition and notwithstanding any other provision of this subsection (l), the Guarantor shall not directly or

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

indirectly cease to own (i) of record and beneficially 100% of Borrower's issued and outstanding capital stock or (ii) beneficially 100% of ROC's issued and outstanding capital stock, and Guarantor shall not permit Borrower to cease to own of record and beneficially 100% of ROC's issued and outstanding capital stock.

     (m) New Business.  The Guarantor shall not cause or allow Borrower or ROC
         ------------
to engage in any business except as to Borrower, the business to which it succeeded by the Merger, and as to ROC, the business in which it currently is engaged. The Guarantor shall not (and shall not cause or allow its Subsidiaries other than Borrower and ROC to) engage in any business (except the business in which each of them currently is engaged) to the extent that any such engagement, individually or in the aggregate, would have a material adverse effect upon the financial condition, operations, assets or business of Borrower and ROC, taken as a whole, or the Guarantor and its Subsidiaries, including Borrower and ROC, taken as a whole.

     (n) Articles and Bylaws.  The Guarantor shall not, and shall not cause or
         -------------------
allow Borrower or ROC to, amend their respective articles or certificate of incorporation or bylaws, or violate any of the provisions thereof; provided, however, that this Section 12(n) shall not prohibit or excuse Borrower from complying with its obligations under Section 6.5 of the Purchase Agreement to cause ROC to amend its articles of incorporation to change its name. The Guarantor shall not cause or allow any of its Subsidiaries other than Borrower and ROC to amend their respective articles or certificate of incorporation or bylaws, or violate any of the provisions thereof to the extent that any such amendment or violation, individually or in the aggregate, would have a material adverse effect upon the financial condition, operations, assets or business of Borrower and ROC, taken as a whole, or the Guarantor and its Subsidiaries, including Borrower and ROC, taken as a whole. The Guarantor shall not, and shall not permit or cause any of its Subsidiaries to, enter into any agreement, transaction or other arrangement which would limit or preclude Reunion from exercising the Proxy, including, without limitation, any voting or similar arrangement covering shares of capital stock of Borrower.

     (o) Prohibited Arrangements.  Neither the Guarantor, Borrower nor ROC shall
         -----------------------
enter into any arrangement with any director or officer of Borrower or ROC in his or her capacity as such which (1) cannot be terminated immediately by Guarantor, Borrower or ROC without penalty or (2) provides for any compensation in connection with termination of his or her status as a director or officer of Borrower or ROC. All directors and officers of Borrower and ROC shall hold their respective directorships and offices subject to removal at any time and for any reason or no reason as a direct or indirect result of Reunion's exercise of the Proxy. No such removal shall constitute a breach by the Guarantor, Borrower or ROC of any agreement or other arrangement relating to any relationship between Borrower or ROC and any of their respective directors or officers, or create or otherwise give rise to any obligation on the part of the Guarantor, Reunion, Borrower or ROC to compensate any such removed director or officer. The Guarantor shall cause Borrower and ROC to make all of their respective directors and officers elected or appointed on or after the date hereof and before Reunion first exercises the Proxy (the "SUBJECT DIRECTORS AND OFFICERS") aware of the provisions of this subsection (o) before they become directors or officers of Borrower or ROC, and to deliver written evidence of same to Reunion. The Guarantor shall indemnify, defend and hold harmless Reunion, its directors, officers and shareholders, and Borrower and ROC and those of their respective directors and officers who are not Subject Directors and Officers, to the extent such indemnified persons are not responsible for Losses (defined below) indemnified against pursuant hereto, from and against any and all losses, claims, damages, expenses or liabilities (including reasonable attorneys' fees) (collectively, "Losses") as the same may arise or be made against or be incurred by such indemnified persons, or to which such indemnified persons may be subject in connection with, arising out of or having a reasonable relation to any breach by the Guarantor, Borrower or ROC of this Section 12 or Section 9(o) of the Note or any exercise of the Proxy, including, without limitation, the removal of any Subject Directors and Officers. No indemnified person hereunder shall be, or be deemed to be responsible for Losses indemnified against pursuant hereto in connection with the exercise or enforcement by, for or on behalf of, Reunion of its rights under this Section 12 or Section 9(o) of the Note or of the Proxy.

     13.  Claims of Borrower.  The Guaranteed Debt may not be reduced,
          ------------------
discharged or released as a result of any existing or future offset, claim or defense of Borrower (or any other obligor) against Reunion or against payment of the Guaranteed Debt, whether such offset, claim or defense arises in connection with the Guaranteed Debt or otherwise. Such claims and defenses include, without limitation, failure of consideration, breach of warranty, fraud, statute of frauds, bankruptcy, incapacity, infancy, statute of limitations, lender liability, accord and satisfaction, usury, forged signature, mistake, impossibility, frustration of purpose, and unconscionability.

     14.  Binding Agreement; Successors and Assigns.  This Guaranty is binding
          -----------------------------------------
on Guarantor and its successors. Guarantor may not assign its rights or delegate its obligations under this Guaranty. This Guaranty inures to the benefit of Reunion and its successors and assigns. If all or part of the Guaranteed Debt is assigned in accordance with the Note, the rights and benefits under this Guaranty will be transferred with (and to the extent of) such Indebtedness.

     15.  Notices.  All notices, requests and other communications between the
          -------
Guarantor and Reunion under this Guaranty shall be in writing to be effective and shall be deemed to have been given (a) if by telecopy, when transmitted to the appropriate telecopy number (and all communications sent by telecopy must be confirmed promptly thereafter by telephone; but any requirement in this parenthetical shall not affect the date when the telecopy shall be deemed to have been delivered), (b) if by mail, on the third business day after it is enclosed in an envelope and properly addressed, stamped, sealed, certified mail, return receipt requested, and deposited in the appropriate official postal service, or (c) if by any other means, when actually delivered. Until changed by giving fifteen days advance notice pursuant to this Guaranty, the address (and telecopy number) by Reunion and the Guarantor are as follows:

     TRIBO PETROLEUM CORPORATION          REUNION INDUSTRIES, INC.
     1100 Louisiana, Suite 2880           One Stamford Landing
     Houston, Texas 77002                 62 Southfield Avenue
                                          Southfield, Connecticut  06902
     Telephone:    713/659-7551           Telephone:  203/325-0551
     Facsimile:    713/659-5436           Facsimile:  203/967-3923

Nothing in this Paragraph 15 shall be construed to require any notice to Guarantor not otherwise expressly required in this Guaranty.

     16.  GOVERNING LAW.  THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN
          -------------
ACCORDANCE WITH THE INTERNAL LAWS, AND NOT THE LAWS OF CONFLICT, OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES APPLICABLE TO TRANSACTIONS IN TEXAS.

     17.  NO ORAL AGREEMENTS.  THE RIGHTS AND OBLIGATIONS OF REUNION AND
          ------------------
GUARANTOR SHALL BE DETERMINED SOLELY FROM WRITTEN AGREEMENTS, DOCUMENTS, AND INSTRUMENTS, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO SUCH WRITINGS. THIS GUARANTY (AS AMENDED IN WRITING FROM TIME TO TIME) REPRESENTS THE FINAL AGREEMENT BETWEEN REUNION AND GUARANTOR AND MAY NOT BE CONTRADICTED BY EVIDENCE OR PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY REUNION AND GUARANTOR. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN REUNION AND GUARANTOR.

     This Guaranty is executed as of the date set forth above.

                                    TRIBO PETROLEUM CORPORATION,
                                    a Texas corporation


                                    By: /s/ Richard Bowman
                                        ------------------
                                    Name: Richard Bowman
                                          --------------
                                    Title: President
                                           ---------

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